Press Release
Exhibit 99.1
Company Contact:
Patrick S. Barrett
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 27507
Email: pbarrett@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES THIRD QUARTER
FINANCIAL RESULTS
    RED BANK, NEW JERSEY, October 27, 2026 - OceanFirst Financial Corp. (NASDAQ:OCFC) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), reported net income available for common stockholders of $16.5 million, or $0.17 per diluted share1, for the three months ended September 30, 2026, as compared to $17.3 million, or $0.30 per diluted share, for the corresponding prior year period, and a net loss of $3.0 million, or $0.04 per diluted share, for the linked quarter. For the nine months ended September 30, 2026, the Company reported net income available to common stockholders of $33.9 million, or $0.45 per diluted share, as compared to $54.0 million, or $0.94 per diluted share, for the corresponding prior year period. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information):

	For the Three Months Ended,			For the Nine Months Ended,
Performance Ratios (Annualized):	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Return (loss) on average assets	0.28%	(0.07)%	0.51%	0.25%	0.54%
Return (loss) on average stockholders’ equity	2.70	(0.63)	4.15	2.26	4.29
Return (loss) on average tangible stockholders’ equity (a)	3.63	(0.88)	6.13	3.14	6.28
Return (loss) on average tangible common equity (a)	3.63	(0.88)	6.13	3.14	6.28
Efficiency ratio	81.76	98.88	74.13	84.51	70.64
Net interest margin	3.18	3.05	2.91	3.07	2.91
(a) Return (loss) on average tangible stockholders’ equity and return (loss) on average tangible common equity are non-GAAP (“generally accepted accounting principles”) financial measures. Refer to “Explanation of Non-GAAP Financial Measures” and tables included in this release for reconciliation and additional information regarding non-GAAP financial measures.
1 The number of shares outstanding and all common share-related calculations, including earnings per share, book value per share, and tangible book value per share, are calculated using both common stock and non-voting common equivalent (“NVCE”) stock, which are participating securities. All NVCE shares presented in this document are reported on an as-converted common stock equivalent basis.

Core earnings2 for the three and nine months ended September 30, 2026 were $46.9 million and $101.8 million, respectively, or $0.48 and $1.35 per diluted share, an increase from $20.3 million and $58.4 million, respectively, or $0.36 and $1.01 per diluted share, for the corresponding prior year periods, and an increase from $30.5 million, or $0.43 per diluted share, for the linked quarter.
Core earnings PTPP2 for the three and nine months ended September 30, 2026 were $70.8 million and $149.7 million, respectively, or $0.72 and $1.99 per diluted share, an increase from $30.5 million and $89.3 million, respectively, or $0.54 and $1.55 per diluted share, for the corresponding prior year periods, and an increase from $44.5 million, or $0.63 per diluted share, for the linked quarter. Selected performance metrics are as follows:

	For the Three Months Ended,			For the Nine Months Ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
Core Ratios[2] (Annualized):	2026	2026	2025	2026	2025
Return on average assets	0.80%	0.71%	0.60%	0.74%	0.58%
Return on average tangible stockholders’ equity	10.35	8.92	7.19	9.43	6.79
Return on average tangible common equity	10.35	8.92	7.19	9.43	6.79
Efficiency ratio	61.75	66.20	70.30	64.38	69.49
Diluted earnings per share	$0.48	$0.43	$0.36	$1.35	$1.01
PTPP diluted earnings per share	0.72	0.63	0.54	1.99	1.55
Key developments for the quarter, compared to the linked quarter, are described below:
•Loan Growth: Total loans increased $215.7 million, representing a 5% annualized growth rate, driven by $325.0 million of commercial loan growth. Commercial loan originations increased 15% to $734.8 million, from $641.5 million in the linked quarter.
•Deposit Growth: Total deposits increased $319.3 million to $18.1 billion from $17.8 billion.
2 Core earnings and core earnings before income taxes and provision for credit losses (“PTPP” or “Pre-Tax-Pre-Provision”), and ratios derived therefrom, are non-GAAP financial measures that exclude certain non-core items. Refer to “Explanation of Non-GAAP Financial Measures” and “Other Items - Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

•Completion of Core Conversion: The Company successfully completed its core system conversion and integration activities in September, positioning the Company to realize anticipated cost savings beginning in the fourth quarter of 2026.
•Capital Outlook: With the completion of the core conversion and substantially all major integration activities, the Company expects to resume excess capital accretion in the fourth quarter of 2026.
Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “We are pleased with the increases in margin and profitability and the timely and successful completion of the Flushing integration. The integration of Flushing clients into OceanFirst was executed smoothly, allowing us to deliver a unified operating platform under the OceanFirst Bank brand. This achievement has allowed us to eliminate redundant back-office operating expenses, improve operational efficiencies, and launch our first advertising campaigns in the New York market.” Mr. Maher added, “With the integration complete, we are focused on leveraging the scale and capabilities of the combined company to enhance the customer experience and support long-term, profitable growth.”
The Company’s Board of Directors declared its 119th consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.20 per share will be paid on November 20, 2026, to common stockholders and NVCE stockholders of record on November 9, 2026.

Results of Operations
On June 1, 2026, the Company completed its acquisition of Flushing Financial Corporation and its wholly-owned subsidiary Flushing Bank (collectively, “Flushing”), and its results of operations from June 1, 2026 through September 30, 2026 are included in the consolidated results for the three and nine months ended September 30, 2026, but are not included in the results of operations for the corresponding prior year periods. The current quarter included $37.1 million of non-recurring merger-related expenses for the Flushing acquisition, representing $29.4 million net of tax, or $0.30 per share. Additionally, the current quarter included $5.5 million of non-recurring interest income related to payoffs of a non-performing investment and loan acquired from Flushing, including $4.0 million and $1.5 million of interest recoveries, respectively.
Net Interest Income and Margin
Three months ended September 30, 2026 vs. September 30, 2025
Net interest income increased to $172.1 million, from $90.7 million, reflecting the net impact of the acquisition of Flushing and the interest rate environment. Net interest margin increased to 3.18%, from 2.91%, which included the impact of purchase accounting accretion and prepayment fees of 0.16% and 0.02%, respectively, and the impact of purchase accounting on average interest-earning assets.
Average interest-earning assets increased by $9.13 billion, which was impacted by assets acquired from Flushing combined with increases in commercial loans and securities. The average yield for interest-earning assets increased to 5.57%, from 5.21%, primarily due to the net impact of the Flushing acquisition, including purchase accounting and recovery of interest income, as well as repricing of assets and new originations.
The cost of average interest-bearing liabilities increased to 2.92%, from 2.85%, primarily due to the full quarter impact of higher-cost deposits acquired from Flushing, partially offset by the repricing of deposits and, to a lesser extent, Federal Home Loan Bank (“FHLB”) advances. The total cost of deposits increased 11 basis points to 2.17%, from 2.06%. Average interest-bearing liabilities increased by $7.62 billion, driven by liabilities assumed from Flushing, growth in deposits and increases in FHLB advances.
Nine months ended September 30, 2026 vs. September 30, 2025
Net interest income increased to $389.3 million, from $264.9 million, reflecting the acquisition of Flushing and the net impact of the interest rate environment. Net interest margin increased to 3.07%, from 2.91%, which included the impact of purchase accounting accretion and prepayment fees of 0.09% and 0.03%, respectively.
Average interest-earning assets increased by $4.76 billion, driven by assets acquired from Flushing and increases in commercial loans and, to a lesser extent, securities. The average yield for interest-earning assets increased to 5.36%, from 5.16%, primarily due to the repricing of assets and new originations, and the addition of loans acquired from Flushing at higher yields.
The cost of average interest-bearing liabilities was 2.80% for both periods, primarily due to the full quarter impact of deposits acquired from Flushing at higher rates, offset by the net impact of repricing of deposits and FHLB advances. The total cost of deposits increased two basis points to 2.08%, from 2.06%. Average interest-bearing liabilities increased by $4.04 billion, driven by the acquisition of Flushing, with the remaining increases reflecting deposit growth and increased FHLB advances.
Three months ended September 30, 2026 vs. June 30, 2026
Net interest income increased by $51.4 million, to $172.1 million from $120.7 million, and net interest margin increased to 3.18%, from 3.05%. Net interest margin included the impact of purchase accounting accretion and prepayment fees of 0.16% and 0.05%, respectively.
Average interest-earning assets increased by $5.62 billion, and the yield on average interest-earning assets increased to 5.57%, from 5.29%. As discussed above, the current quarter was impacted by the drivers noted in the year-over-year discussion.

The cost of average interest-bearing liabilities increased to 2.92%, from 2.74%. The total cost of deposits increased to 2.17%, from 2.06%. Average interest-bearing liabilities increased by $4.60 billion, driven by the inclusion of Flushing balances for the full quarter, and an increase in FHLB advances.
Provision for Credit Losses
    Provision for credit losses for the three and nine months ended September 30, 2026 was $4.3 million and $11.0 million, as compared to $4.1 million and $12.5 million for the corresponding prior year periods, and $4.0 million in the linked quarter. The current quarter provision reflected continuing stable asset quality.
Net loan charge-offs were $1.5 million and $3.7 million for the three and nine months ended September 30, 2026, as compared to $617,000 and $3.5 million for the corresponding prior year periods and $1.5 million for the linked quarter. Annualized net loan charge-offs to average total loans were 0.04% for both the three and nine months ended September 30, 2026, as compared to 0.02% and 0.05% for the corresponding prior year periods and 0.05% for the linked quarter.
Non-interest Income
Three months ended September 30, 2026 vs. September 30, 2025
Other income increased to $13.0 million, as compared to $12.3 million. The increase in other income of $715,000 was driven by an increase in income from bank owned life insurance of $2.5 million, partly offset by decreases in commercial loan swap income of $796,000. Additionally, net gain on sale of loans decreased by $683,000 due to the discontinuation of residential loan originations, including the disposition of the title business at the beginning of the fourth quarter last year.
Nine months ended September 30, 2026 vs. September 30, 2025
Other income decreased to $30.4 million, as compared to $35.3 million. Other income included $711,000 of net losses on equity investments in the current period. The prior period other income included $686,000 of net gains on equity investments. Excluding the impact of these non-core operations, other income decreased by $3.5 million.
The primary drivers were decreases in fees and service charges of $3.4 million and net gain on sale of loans of $2.7 million, both due to the same discontinuation drivers noted above, partly offset by an increase in income from bank owned life insurance of $3.2 million. In addition, the prior period included non-recurring other income of $1.9 million.
Three months ended September 30, 2026 vs. June 30, 2026
Other income in the linked quarter was $10.6 million and included non-core operations of $347,000 related to net losses on equity investments. Excluding non-core operations, other income increased by $2.1 million. The primary drivers were increases in income from bank owned life insurance of $2.0 million and fees and service charges of $1.9 million, primarily due to a full quarter of Flushing activity. This was partly offset by decreases in net gain on other real estate operations of $1.5 million and commercial loan swap income of $747,000.
Non-interest Expense
Three months ended September 30, 2026 vs. September 30, 2025
Operating expenses increased to $151.4 million, as compared to $76.3 million. Operating expenses in the current quarter were impacted by non-core operations of $37.0 million, primarily due to merger-related expenses. Operating expenses in the prior year were impacted by non-core operations of $3.9 million, related to restructuring charges partly offset by a reversal of FDIC special assessment fees. Excluding the impact of non-core operations, operating expenses increased by $41.9 million.
The primary drivers were increases in compensation and benefits of $19.9 million, amortization of intangibles of $5.2 million, data processing of $5.1 million, occupancy expense of $4.9 million and other operating expenses of $3.8 million, which all increased primarily due to the acquisition of Flushing.

Nine months ended September 30, 2026 vs. September 30, 2025
Operating expenses increased to $354.6 million, as compared to $212.1 million. Operating expenses in the current year were impacted by non-core operations of $84.0 million, primarily due to merger-related expenses. Operating expenses in the prior year were impacted by non-core operations of $3.9 million, related to restructuring charges partly offset by a reversal of FDIC special assessment fees. Excluding the impact of non-core operations, operating expenses increased by $62.5 million.
The primary drivers were increases in compensation and benefits of $32.6 million, occupancy expense of $7.1 million, amortization of intangibles of $6.8 million, data processing of $6.4 million and other operating expenses of $4.9 million, which all increased primarily due to the acquisition of Flushing.
Three months ended September 30, 2026 vs. June 30, 2026
Operating expenses in the linked quarter were $129.9 million and included non-core operations of $42.7 million, primarily related to merger-related expenses. Excluding non-core operations, operating expenses increased by $27.2 million, which was primarily due to a full quarter of Flushing activity. The primary drivers were increases in compensation and benefits of $11.1 million, data processing of $4.6 million, occupancy expense of $3.6 million, amortization of intangibles of $3.5 million, and other operating expense of $3.0 million.
Income Tax Expense
The provision for income taxes was $13.0 million and $20.1 million for the three and nine months ended September 30, 2026, as compared to $5.2 million and $17.7 million for the same prior year periods and $496,000 for the linked quarter. The effective tax rate was 44.2% and 37.2% for the three and nine months ended September 30, 2026, as compared to 22.9% and 23.4% for the same prior year periods and (19.6)% for the linked quarter.
The effective tax rate for the three and nine months ended September 30, 2026 was adversely impacted by non-deductible merger-related expenses, and the effective tax rate for the nine month period was partially offset by the revaluation of deferred taxes as a result of the Flushing acquisition. Excluding the tax impact of non-deductible merger-related expenses, the effective tax rate would have been 26.6% and 29.5% for the three and nine months ended September 30, 2026, respectively.
Financial Condition3
September 30, 2026 vs. June 30, 2026
Total assets increased by $100.4 million to $23.37 billion, primarily due to increases in total loans of $215.7 million, debt securities held-to-maturity of $134.3 million and other assets of $60.9 million, partially offset by a decrease in debt securities available-for-sale of $296.7 million.
Total liabilities increased by $115.6 million to $20.97 billion, primarily due to increases in deposits of $319.3 million and FHLB advances of $42.6 million, partially offset by a decrease in other liabilities of $197.5 million, mainly reflecting the settlement of security purchases that were outstanding at the end of the prior quarter.
Total stockholders’ equity decreased by $15.1 million, primarily due to an increase in accumulated other comprehensive loss of $14.4 million, net of tax, driven by decreases in the fair market value of available-for-sale debt securities of $25.4 million partially offset by increases in the market value of derivative hedges of $10.5 million.
September 30, 2026 vs. December 31, 2025
Total assets increased by $8.81 billion to $23.37 billion, due to the acquisition of Flushing which added $8.69 billion to total assets. Total loans increased by $5.46 billion to $16.49 billion, from $11.03 billion, primarily due to Flushing totaling $6.20 billion partly offset by $1.31 billion of multifamily loans sold in the prior quarter for a price of $1.20 billion, net of costs to sell. Debt securities held-to-maturity and available-for-sale increased by $2.65 billion, primarily due to the acquisition of Flushing totaling $1.56 billion and the reinvestment of proceeds from loan sales into securities. Bank owned life insurance increased by $237.1 million to $507.4 million, from $270.3
3 Flushing amounts refer to estimated fair values as of the June 1, 2026 acquisition date, unless otherwise noted.

million driven by the acquisition of Flushing. As part of the acquisition of Flushing, the Company’s goodwill balance increased to $530.8 million, from $517.5 million and intangibles increased to $84.5 million, from $9.0 million.
Other assets increased by $278.5 million to $427.8 million, from $149.3 million, primarily due to deferred tax assets acquired from the Flushing acquisition and an increase in market values of derivatives associated with customer interest rate swaps.
Total liabilities increased by $8.07 billion to $20.97 billion, from $12.90 billion, primarily due to the acquisition of Flushing, which added $8.16 billion. Deposits increased by $7.11 billion to $18.08 billion, from $10.96 billion, primarily due to acquired deposits from Flushing. At the date of acquisition, the estimated fair value of Flushing deposits was $7.44 billion. Time deposits increased by $1.88 billion to $4.35 billion, from $2.47 billion, representing 24.1% and 22.5% of total deposits, respectively. Time deposits included an increase in retail time deposits of $1.44 billion and brokered time deposits of $439.6 million. FHLB advances increased by $377.8 million to $1.77 billion, from $1.40 billion, partly due to Flushing and additional borrowing needs. Other borrowings increased by $241.3 million to $496.6 million, from $255.2 million, driven by the addition of subordinated debt and trust preferred securities from the acquisition of Flushing. The loan-to-deposit ratio was 91.2%, as compared to 100.6%.
Other liabilities increased by $292.3 million to $501.6 million, from $209.3 million, mostly related to increases in market values of derivatives associated with customer interest rate swaps.
Capital levels remain strong and in excess of “well-capitalized” regulatory levels at September 30, 2026, including the Company’s estimated common equity tier one capital ratio of 10.6%.
    Total stockholders’ equity increased to $2.40 billion, as compared to $1.66 billion, primarily due to the acquisition of Flushing, which added $535.6 million to stockholders’ equity. The current period also included a $225 million capital raise consisting of approximately 9.6 million shares of common stock, 1.8 million shares of NVCE stock, and warrants to purchase 11.4 million shares of

NVCE stock. Additionally, accumulated other comprehensive loss increased by $15.6 million, net of tax, primarily due to decreases in the fair market value of available-for-sale debt securities of $26.2 million partially offset by increases in the market value of derivative hedges of $9.9 million.
During the nine months ended September 30, 2026, the Company repurchased 415,348 shares of common stock related to exercised options and vesting of employee awards outside of the authorized share repurchase program, at a weighted average cost of $18.76. The repurchases, including applicable excise tax, reduced stockholders’ equity by $7.9 million. As of September 30, 2026, the Company had 3,226,284 shares available for repurchase under the authorized repurchase programs.
The Company’s tangible common equity4 increased by $644.6 million to $1.78 billion. The Company’s stockholders’ equity to assets ratio was 10.25% at September 30, 2026, and tangible common equity to tangible assets ratio decreased by 26 basis points during the year to 7.83%, primarily due to the drivers described above.
Book value per common share decreased to $24.32, as compared to $28.97. Tangible book value per common share4 decreased to $18.08, as compared to $19.79.

Asset Quality
September 30, 2026 vs. December 31, 2025
The Company’s allowance for loan credit losses was 1.29% of total loans, as compared to 0.76%. The increase in the allowance for credit losses was largely driven by incremental allowance for loan credit losses of $121 million added for the Flushing portfolio on June 1 and the reserve build. Refer to “Provision for Credit Losses” section for further discussion.
Non-performing loans increased to $140.7 million, from $27.8 million, primarily due to $84.6 million of non-performing loans acquired from Flushing. Non-performing loans represented 0.85% and 0.25% of total loans, respectively. The allowance for loan credit losses as a percentage of
4 Tangible book value per common share and tangible common equity to tangible assets are non-GAAP financial measures and exclude the impact of intangible assets, goodwill, and preferred equity from both stockholders’ equity and total assets. Tangible book value per common share is based on common shares outstanding at period end. Refer to “Explanation of Non-GAAP Financial Measures” and the “Other Items - Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

total non-performing loans was 150.84%, as compared to 301.27%. The level of 30 to 89 days delinquent loans decreased to $43.1 million, from $47.8 million, which was partially offset by $13.2 million of 30 to 89 days delinquent loans acquired from Flushing. Criticized and classified loans, and other real estate owned, increased to $529.6 million, from $122.1 million, largely due to Flushing loans that were re-risked at acquisition.
At September 30, 2026, the Company had $727.1 million of purchased with credit deterioration (“PCD”) loans, excluding the related allowance, from the Flushing acquisition, which largely consisted of criticized and classified loans and loans with any rent-regulated exposure. Non-performing loans in the current period included $79.3 million of PCD loans acquired from Flushing, and 30 to 89 days delinquent loans in the current period included $7.1 million of PCD loans acquired from Flushing.
The Company’s asset quality measures, excluding PCD loans, were as follows. Non-performing loans increased to $60.9 million, from $22.4 million. The allowance for loan credit losses as a percentage of total non-performing loans was 348.74%, as compared to 374.46%. The level of 30 to 89 days delinquent loans, excluding non-performing loans, decreased to $26.2 million, from $44.7 million.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and in some instances excluding income taxes and provision for credit losses, and reporting equity and asset amounts excluding intangible assets and goodwill, all of which can vary from period to period, provides a better comparison of period-to-period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Conference Call
    As previously announced, the Company will host an earnings conference call on Wednesday, October 28, 2026 at 8:00 a.m. Eastern Time. The direct dial number for the call is (833) 461-5787, using the meeting ID 545140997. For those unable to participate in the conference call, a replay will be available at the following URL: https://events.q4inc.com/attendee/545140997. The conference call will also be available (listen-only) by internet webcast at https://ir.oceanfirst.com/. Web users should go to the site at least fifteen minutes prior to the call to register.
* * *

    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $23.4 billion regional bank serving business and retail customers throughout New Jersey, New York, Long Island, and the major metropolitan areas from Massachusetts through Virginia. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this press release contains certain forward-looking statements within the meaning of the federal securities laws, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. Forward-looking statements may be identified by the use of the words such as “ estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “could,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. These statements are based on various assumptions, whether or not identified in this document, and on the current expectations of the Company’s management and are not predictions of actual performance, and, as a result, are subject to risks and uncertainties. These forward-looking statements are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict, may differ from assumptions and many are beyond the control of the Company. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, inflation, the shape of the yield curve, general economic conditions, including potential recessionary conditions, levels of unemployment in the Company’s lending area, real estate market values in the Company’s lending area, potential goodwill impairment, natural disasters, potential increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the imposition of tariffs or other domestic or international governmental policies, trade restrictions and retaliatory measures impacting the Company’s borrowers and the broader economy, the effects of a potential future federal government shutdown, debt ceiling impasses or fiscal uncertainty, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, the availability of low-cost funding, changes in liquidity, including the size and composition of the Company’s deposit portfolio and the percentage of uninsured deposits in the portfolio, changes in capital management and balance sheet strategies and the ability to successfully implement such strategies, competition, demand for financial services in the Company’s market area, our ability to enter into new markets and capitalize on growth opportunities, the adequacy of and changes in the economic assumptions and methodology for computing the allowance for credit losses, availability of capital, competition, our ability to maintain and increase market share and control expenses, changes in investor sentiment and consumer spending, borrowing and savings habits, changes in accounting principles, risks associated with cybersecurity threats, data breaches, ransomware attacks, or other failures in the Company’s operational or security systems and infrastructure, including the risks arising from the Company’s dependence on third-party service providers and vendors, the Company’s ability to achieve the estimated cost savings and efficiencies from the Flushing acquisition, the failure to maintain current technologies and the operational risks associated with the adoption of artificial intelligence and other emerging technologies, failure to retain or attract employees, the impact of pandemics on our operations and financial results and those of our customers and the Bank’s ability to successfully integrate acquired operations.
Readers should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of OceanFirst’s Annual Report on Form 10-K for the year ended December 31, 2025, and other documents filed by OceanFirst from time to time with the U.S. Securities and Exchange Commission (the “SEC”). The Company does not undertake, and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2026	2026	2025	2025
	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$269,825	$274,057	$135,130	$274,125
Debt securities available-for-sale, at estimated fair value	1,770,923	2,067,668	1,231,827	1,261,580
Debt securities held-to-maturity, net of allowance for securities credit losses of $601 at September 30, 2026, $663 at June 30, 2026, $811 at December 31, 2025, and $968 at September 30, 2025 (estimated fair value of $2,822,226 at September 30, 2026, $2,803,466 at June 30, 2026, $825,790 at December 31, 2025, and $856,550 at September 30, 2025)	2,996,502	2,862,196	881,568	919,734
Equity investments	65,845	75,965	91,882	90,731
Restricted equity investments, at cost	184,051	180,711	129,329	142,398
Loans receivable, net of allowance for loan credit losses of $212,288 at September 30, 2026, $209,716 at June 30, 2026, $83,726 at December 31, 2025, and $81,236 at September 30, 2025	16,297,353	16,086,532	10,970,666	10,489,852
Loans held-for-sale	—	—	5,768	17,766
Interest and dividends receivable	95,449	91,497	49,010	47,606
Other real estate owned	13,575	13,453	10,266	7,498
Premises and equipment, net	126,414	126,609	112,743	112,449
Bank owned life insurance	507,363	503,910	270,301	269,136
Goodwill	530,846	529,836	517,481	523,308
Intangibles	84,491	90,613	9,046	9,934
Other assets	427,819	366,963	149,300	158,547
Total assets	$23,370,456	$23,270,010	$14,564,317	$14,324,664
Liabilities and Stockholders’ Equity
Deposits	$18,079,389	$17,760,073	$10,964,405	$10,435,994
Federal Home Loan Bank advances	1,774,967	1,732,373	1,397,179	1,705,585
Securities sold under agreements to repurchase with customers	32,852	61,329	54,434	64,869
Other borrowings	496,565	493,216	255,233	198,138
Advances by borrowers for taxes and insurance	89,126	112,876	21,245	23,708
Other liabilities	501,586	699,063	209,271	242,943
Total liabilities	20,974,485	20,858,930	12,901,767	12,671,237
Stockholders’ equity:
OceanFirst Financial Corp. stockholders’ equity	2,395,971	2,411,080	1,662,550	1,652,537
Non-controlling interest	—	—	—	890
Total stockholders’ equity	2,395,971	2,411,080	1,662,550	1,653,427
Total liabilities and stockholders’ equity	$23,370,456	$23,270,010	$14,564,317	$14,324,664

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,			For the Nine Months Ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
	|---------------------- (Unaudited) ----------------------|			|---------- (Unaudited) -----------|
Interest income:
Loans	$237,051	$178,982	$141,847	$561,357	$410,344
Debt securities	59,974	26,633	17,156	106,417	50,376
Equity investments and other	4,674	3,989	3,191	11,820	10,002
Total interest income	301,699	209,604	162,194	679,594	470,722
Interest expense:
Deposits	96,997	68,308	53,246	219,000	156,565
Borrowed funds	32,586	20,566	18,291	71,301	49,212
Total interest expense	129,583	88,874	71,537	290,301	205,777
Net interest income	172,116	120,730	90,657	389,293	264,945
Provision for credit losses	4,268	4,002	4,092	11,008	12,471
Net interest income after provision for credit losses	167,848	116,728	86,565	378,285	252,474
Other income (loss):
Bankcard services revenue	1,895	1,772	1,663	5,296	4,745
Trust and asset management revenue	509	384	384	1,326	1,164
Fees and service charges	5,273	3,389	5,190	11,475	14,871
Net gain on sales of loans	217	38	900	227	2,935
Net (loss) gain on equity investments	(10)	(347)	(7)	(711)	686
Net (loss) gain from other real estate operations	(247)	1,203	1	792	(275)
Income from bank owned life insurance	4,518	2,471	1,988	8,863	5,626
Commercial loan swap income	907	1,654	1,703	2,906	2,530
Other	(43)	34	482	191	3,008
Total other income	13,019	10,598	12,304	30,365	35,290
Operating expenses:
Compensation and employee benefits	61,310	50,202	41,387	150,996	118,369
Occupancy	10,975	7,333	6,098	24,140	17,049
Equipment	1,452	1,111	931	3,484	2,721
Marketing	2,087	1,894	1,538	4,944	4,187
Federal deposit insurance and regulatory assessments	4,617	4,130	2,616	11,962	8,497
Data processing	12,291	7,655	7,164	26,998	20,619
Check card processing	1,179	1,097	1,170	3,374	3,496
Professional fees	3,596	3,405	3,467	10,223	10,228
Amortization of intangibles	6,121	2,586	900	9,555	2,746
Merger-related expenses	37,088	42,765	—	84,003	—
Restructuring (release) charges	(49)	(71)	4,147	8	4,147
Other operating expenses	10,707	7,752	6,909	24,949	20,036
Total operating expenses	151,374	129,859	76,327	354,636	212,095
Income (loss) before provision for income taxes	29,493	(2,533)	22,542	54,014	75,669
Provision for income taxes	13,031	496	5,156	20,075	17,735
Net income (loss)	16,462	(3,029)	17,386	33,939	57,934
Net income attributable to non-controlling interest	—	—	56	—	49
Net income (loss) attributable to OceanFirst Financial Corp.	16,462	(3,029)	17,330	33,939	57,885
Dividends on preferred shares	—	—	—	—	2,008
Loss on redemption of preferred stock	—	—	—	—	1,842
Net income (loss) available to common stockholders	$16,462	$(3,029)	$17,330	$33,939	$54,035
Basic earnings (loss) per share	$0.17	$(0.04)	$0.30	$0.45	$0.94
Diluted earnings (loss) per share	$0.17	$(0.04)	$0.30	$0.45	$0.94
Average basic shares outstanding	98,051	70,239	57,031	75,205	57,599
Average diluted shares outstanding	98,101	70,239	57,036	75,232	57,602

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		September 30,	June 30,	March 31,	December 31,	September 30,
		2026	2026	2026	2025	2025
Commercial:
Commercial real estate - investor		$9,327,705	$9,125,313	$5,478,832	$5,420,989	$5,211,220
Commercial and industrial:
Commercial and industrial - real estate		1,833,051	1,800,501	1,016,912	986,431	997,122
Commercial and industrial - non-real estate		1,997,819	1,907,719	1,302,128	1,227,556	998,860
Total commercial and industrial		3,830,870	3,708,220	2,319,040	2,213,987	1,995,982
Total commercial		13,158,575	12,833,533	7,797,872	7,634,976	7,207,202
Consumer:
Residential real estate		3,144,328	3,245,311	3,128,023	3,194,264	3,135,200
Home equity loans and lines and other consumer ("other consumer")		188,516	196,908	198,048	202,763	215,581
Total consumer		3,332,844	3,442,219	3,326,071	3,397,027	3,350,781
Total loans		16,491,419	16,275,752	11,123,943	11,032,003	10,557,983
Deferred origination costs (fees), net		18,222	20,496	21,442	22,389	13,105
Allowance for loan credit losses		(212,288)	(209,716)	(86,110)	(83,726)	(81,236)
Loans receivable, net		$16,297,353	$16,086,532	$11,059,275	$10,970,666	$10,489,852
Residential mortgage loans serviced for others		$322,573	$333,605	$344,316	$365,431	$340,740
	At September 30, 2026 Average Yield
Loan pipeline (1):
Commercial	7.00%	$541,234	$409,448	$417,356	$464,602	$710,933
Residential real estate (2)	—	—	—	461	9,457	136,797
Other consumer (2)	—	—	—	—	—	16,184
Total	7.00%	$541,234	$409,448	$417,817	$474,059	$863,914

	For the Three Months Ended
	September 30,		June 30	March 31,	December 31,	September 30,
	2026		2026	2026	2025	2025
	Average Yield
Loan originations:
Commercial	7.10%	$734,830	$641,505	$422,907	$786,186	$739,154
Residential real estate (2)	—	—	406	5,824	249,540	250,066
Other consumer (2)	—	—	—	—	14,859	18,087
Total	7.10%	$734,830	$641,911	$428,731	$1,050,585	$1,007,307
(1)Loan pipeline includes loans approved but not funded.
(2)As of December 31, 2025, the Company has discontinued its residential and consumer originations.

DEPOSITS	At
	September 30,	June 30	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Type of Account
Non-interest-bearing	$2,875,003	$2,836,711	$1,757,097	$1,741,958	$1,731,760
Interest-bearing checking	6,333,822	6,276,653	4,536,726	4,354,485	4,090,930
Money market	3,470,934	3,375,564	1,488,653	1,412,917	1,397,434
Savings	1,047,597	1,060,481	986,208	986,195	1,000,488
Time deposits (1)	4,352,033	4,210,664	2,387,232	2,468,850	2,215,382
Total deposits	$18,079,389	$17,760,073	$11,155,916	$10,964,405	$10,435,994
(1)Includes brokered time deposits of $1.05 billion, $885.7 million, $487.9 million, $609.8 million, and $405.1 million at September 30, 2026, June 30, 2026, March 31, 2026, December 31, 2025, and September 30, 2025, respectively.

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY (1) (2)	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Non-performing loans:
Commercial real estate - investor	$103,225	$76,721	$18,970	$13,636	$23,570
Commercial and industrial:
Commercial and industrial - real estate	20,058	16,980	5,541	4,813	7,469
Commercial and industrial - non-real estate	3,635	5,045	228	640	394
Total commercial and industrial	23,693	22,025	5,769	5,453	7,863
Residential real estate	11,232	7,043	7,011	6,200	7,334
Other consumer	2,586	2,452	2,888	2,502	2,496
Total non-performing loans (2) (3)	$140,736	$108,241	$34,638	$27,791	$41,263
Other real estate owned	13,575	13,453	10,393	10,266	7,498
Non-performing investment (4)	—	20,729	—	—	—
Total non-performing assets	$154,311	$142,423	$45,031	$38,057	$48,761
Delinquent loans 30 to 89 days (3)	$43,142	$47,097	$55,876	$47,808	$19,817
Modifications to borrowers experiencing financial difficulty
Non-performing (included in total non-performing loans above)	$8,078	$7,151	$5,460	$956	$7,693
Performing	16,683	15,072	15,083	23,898	23,952
Total modifications to borrowers experiencing financial difficulty	$24,761	$22,223	$20,543	$24,854	$31,645
Allowance for loan credit losses	$212,288	$209,716	$86,110	$83,726	$81,236
Allowance for unfunded commitments	4,345	4,194	3,738	4,028	4,636
Allowance for loan credit losses as a percent of total loans receivable	1.29%	1.29%	0.77%	0.76%	0.77%
Allowance for loan credit losses as a percent of total non-performing loans	150.84	193.75	248.60	301.27	196.87
Non-performing loans as a percent of total loans receivable	0.85	0.67	0.31	0.25	0.39
Non-performing assets as a percent of total assets	0.66	0.61	0.31	0.26	0.34
Supplemental PCD and non-performing loans
PCD loans, net of allowance for loan credit losses (3)	$674,201	$696,763	$14,604	$14,968	$19,003
Non-performing PCD loans (3)	79,864	54,190	5,900	5,432	5,677
Delinquent PCD and non-performing loans 30 to 89 days (3)	16,919	10,221	8,794	3,103	2,987
PCD modifications to borrowers experiencing financial difficulty (2)	1,709	1,710	16	18	20
Asset quality, excluding PCD loans
Non-performing loans (2)	60,872	54,051	28,738	22,359	35,586
Non-performing assets	74,447	88,233	39,131	32,625	43,084
Delinquent loans 30 to 89 days (excludes non-performing loans)	26,223	36,876	47,082	44,705	16,830
Modifications to borrowers experiencing financial difficulty (2)	23,052	20,513	20,527	24,836	31,625
Allowance for loan credit losses as a percent of total non-performing loans	348.74%	388.00%	299.64%	374.46%	228.28%
Non-performing loans as a percent of total loans receivable	0.37	0.33	0.26	0.20	0.34
Non-performing assets as a percent of total assets	0.32	0.38	0.27	0.22	0.30
(1)Asset quality metrics exclude loans held for sale.
(2)The quarter ended September 30, 2026 included the sale of non-performing commercial real estate - investor loans of $1.4 million. The quarters ended June 30, 2026 and December 31, 2025, included the sale of non-performing residential and consumer loans of $2.0 million and $2.5 million, respectively.
(3)The quarters ended September 30, 2026 and June 30, 2026 included loans acquired from the Flushing acquisition. Non-performing, delinquent 30 to 89 days, and PCD loans as of September 30, 2026 included $84.6 million, $13.2 million, and $727.1 million, respectively, of acquired loans from Flushing. Non-performing PCD and delinquent 30 to 89 days PCD loans as of September 30, 2026 included $79.3 million and $7.1 million, respectively, from Flushing.
(4)Non-performing investment acquired from Flushing, which was subsequently sold during the quarter ended September 30, 2026.

(continued)

NET LOAN CHARGE-OFFS	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Net loan charge-offs:
Loan charge-offs	$(2,599)	$(1,776)	$(956)	$(2,190)	$(850)
Recoveries on loans	1,143	262	255	216	233
Net loan charge-offs	$(1,456)	$(1,514)	$(701)	$(1,974)	$(617)
Net loan charge-offs to average total loans (annualized)	0.04%	0.05%	0.03%	0.07%	0.02%
Net loan (charge-offs) recoveries detail:
Commercial	$(1,500)	$(1,074)	$(736)	$(1,676)	$(522)
Residential real estate (1)	(10)	(352)	(7)	(268)	(24)
Other consumer (1)	54	(88)	42	(30)	(71)
Net loan charge-offs	$(1,456)	$(1,514)	$(701)	$(1,974)	$(617)
(1)The three months ended December 31, 2025 included charge-offs of $342,000, related to the sale of non-performing residential and consumer loans.

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$174,345	$1,459	3.32%	$158,816	$1,375	3.47%	$94,470	$1,115	4.68%
Securities (2)	5,145,177	63,189	4.87	2,789,029	29,247	4.21	1,990,917	19,232	3.83
Loans receivable, net (3)
Commercial	13,006,563	200,603	6.12	9,701,371	142,903	5.91	6,975,780	105,587	6.01
Residential real estate	3,172,827	33,521	4.23	3,145,110	33,135	4.21	3,151,177	32,685	4.15
Other consumer	185,142	2,927	6.27	188,131	2,944	6.28	218,465	3,575	6.49
Allowance for loan credit losses, net of deferred loan costs and fees	(191,171)	—	—	(104,773)	—	—	(66,812)	—	—
Loans receivable, net	16,173,361	237,051	5.82	12,929,839	178,982	5.55	10,278,610	141,847	5.49
Total interest-earning assets	21,492,883	301,699	5.57	15,877,684	209,604	5.29	12,363,997	162,194	5.21
Non-interest-earning assets	1,814,874			1,399,341			1,187,197
Total assets	$23,307,757			$17,277,025			$13,551,194
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$6,506,421	40,366	2.46%	$5,107,262	28,186	2.21%	$4,000,804	21,253	2.11%
Money market	3,506,127	25,777	2.92	2,120,250	14,128	2.67	1,426,586	10,507	2.92
Savings	1,055,990	1,386	0.52	1,003,045	1,284	0.51	1,009,742	1,674	0.66
Time deposits	3,798,395	29,468	3.08	2,990,624	24,710	3.31	2,105,734	19,812	3.73
Total	14,866,933	96,997	2.59	11,221,181	68,308	2.44	8,542,866	53,246	2.47
FHLB Advances	2,090,088	21,183	4.02	1,312,502	13,169	4.02	1,123,946	12,793	4.52
Securities sold under agreements to repurchase	45,998	263	2.27	60,009	399	2.67	59,017	438	2.94
Other borrowings	591,751	11,140	7.47	397,793	6,998	7.06	249,233	5,060	8.05
Total borrowings	2,727,837	32,586	4.74	1,770,304	20,566	4.66	1,432,196	18,291	5.07
Total interest-bearing liabilities	17,594,770	129,583	2.92	12,991,485	88,874	2.74	9,975,062	71,537	2.85
Non-interest-bearing deposits	2,891,503			2,107,561			1,720,657
Non-interest-bearing liabilities	403,944			247,077			199,582
Total liabilities	20,890,217			15,346,123			11,895,301
Stockholders’ equity	2,417,540			1,930,902			1,655,893
Total liabilities and stockholders’ equity	$23,307,757			$17,277,025			$13,551,194
Net interest income		$172,116			$120,730			$90,657
Net interest rate spread (4)			2.65%			2.55%			2.36%
Net interest margin (5)			3.18%			3.05%			2.91%
Total cost of deposits (including non-interest-bearing deposits)			2.17%			2.06%			2.06%

(continued)

	For the Nine Months Ended September 30,
	2026			2025
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$139,067	$3,497	3.36%	$102,267	$3,188	4.17%
Securities (2)	3,416,108	114,740	4.49	1,970,368	57,190	3.88
Loans receivable, net (3)
Commercial	10,151,282	452,604	5.96	6,848,512	303,852	5.93
Residential real estate	3,161,753	99,797	4.21	3,103,008	95,816	4.12
Other consumer	190,812	8,956	6.28	224,073	10,676	6.37
Allowance for loan credit losses, net of deferred loan costs and fees	(119,748)	—	—	(65,028)	—	—
Loans receivable, net	13,384,099	561,357	5.60	10,110,565	410,344	5.42
Total interest-earning assets	16,939,274	679,594	5.36	12,183,200	470,722	5.16
Non-interest-earning assets	1,471,296			1,188,063
Total assets	$18,410,570			$13,371,263
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$5,381,821	91,372	2.27%	$4,041,710	63,292	2.09%
Money market	2,373,903	48,713	2.74	1,363,977	29,577	2.90
Savings	1,016,245	3,975	0.52	1,032,239	5,138	0.67
Time deposits	3,059,169	74,940	3.28	2,066,745	58,558	3.79
Total	11,831,138	219,000	2.47	8,504,671	156,565	2.46
FHLB Advances	1,557,891	47,236	4.05	1,000,796	34,086	4.55
Securities sold under agreements to repurchase	55,220	1,046	2.53	61,250	1,284	2.80
Other borrowings	430,890	23,019	7.14	264,222	13,842	7.00
Total borrowings	2,044,001	71,301	4.66	1,326,268	49,212	4.96
Total interest-bearing liabilities	13,875,139	290,301	2.80	9,830,939	205,777	2.80
Non-interest-bearing deposits	2,247,866			1,653,007
Non-interest-bearing liabilities	275,884			202,976
Total liabilities	16,398,889			11,686,922
Stockholders’ equity	2,011,681			1,684,341
Total liabilities and stockholders’ equity	$18,410,570			$13,371,263
Net interest income		$389,293			$264,945
Net interest rate spread (4)			2.56%			2.36%
Net interest margin (5)			3.07%			2.91%
Total cost of deposits (including non-interest-bearing deposits)			2.08%			2.06%
(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held-for-sale and non-performing loans.
(4)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Selected Financial Condition Data:
Total assets	$23,370,456	$23,270,010	$14,556,336	$14,564,317	$14,324,664
Debt securities available-for-sale, at estimated fair value	1,770,923	2,067,668	1,181,087	1,231,827	1,261,580
Debt securities held-to-maturity, net of allowance for securities credit losses	2,996,502	2,862,196	852,917	881,568	919,734
Equity investments	65,845	75,965	88,239	91,882	90,731
Restricted equity investments, at cost	184,051	180,711	119,503	129,329	142,398
Loans receivable, net of allowance for loan credit losses	16,297,353	16,086,532	11,059,275	10,970,666	10,489,852
Deposits	18,079,389	17,760,073	11,155,916	10,964,405	10,435,994
Federal Home Loan Bank advances	1,774,967	1,732,373	1,180,179	1,397,179	1,705,585
Securities sold under agreements to repurchase from customers and other borrowings	529,417	554,545	322,767	309,667	263,007
Total stockholders’ equity	2,395,971	2,411,080	1,669,368	1,662,550	1,653,427

	For the Three Months Ended,
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Selected Operating Data:
Interest income	$301,699	$209,604	$168,291	$171,732	$162,194
Interest expense	129,583	88,874	71,844	76,454	71,537
Net interest income	172,116	120,730	96,447	95,278	90,657
Provision for credit losses	4,268	4,002	2,738	3,700	4,092
Net interest income after provision for credit losses	167,848	116,728	93,709	91,578	86,565
Other income (excluding equity investments)	13,029	10,945	7,102	9,181	12,311
Net (loss) gain on equity investments	(10)	(347)	(354)	230	(7)
Operating expenses (excluding non-core operations)	114,335	87,165	69,125	71,227	72,390
Restructuring (release) charges	(49)	(71)	128	7,379	4,147
Credit risk transfer execution expense	—	—	—	1,283	—
FDIC special assessment release	—	—	—	—	(210)
Merger-related expenses	37,088	42,765	4,150	4,253	—
Income (loss) before provision for income taxes	29,493	(2,533)	27,054	16,847	22,542
Provision for income taxes	13,031	496	6,548	3,754	5,156
Net income (loss)	16,462	(3,029)	20,506	13,093	17,386
Net income attributable to non-controlling interest	—	—	—	—	56
Net income (loss) attributable to OceanFirst Financial Corp.	$16,462	$(3,029)	$20,506	$13,093	$17,330
Net income (loss) available to common stockholders	$16,462	$(3,029)	$20,506	$13,093	$17,330
Diluted earnings (loss) per share (6)	$0.17	$(0.04)	$0.36	$0.23	$0.30
Net accretion/amortization of purchase accounting adjustments included in net interest income	$7,697	$1,151	$59	$222	$510

(continued)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Selected Financial Ratios and Other Data(1) (2):
Performance Ratios (Annualized):
Return (loss) on average assets (3)	0.28%	(0.07)%	0.57%	0.36%	0.51%
Return (loss) on average tangible assets (3) (4)	0.29	(0.07)	0.59	0.38	0.53
Return (loss) on average stockholders’ equity (3)	2.70	(0.63)	4.95	3.12	4.15
Return (loss) on average tangible stockholders’ equity (3) (4)	3.63	(0.88)	7.22	4.57	6.13
Return (loss) on average tangible common equity (3) (4)	3.63	(0.88)	7.22	4.57	6.13
Stockholders’ equity to total assets	10.25	10.36	11.47	11.42	11.54
Tangible stockholders’ equity to tangible assets (4)	7.83	7.91	8.15	8.09	8.12
Tangible common equity to tangible assets (4)	7.83	7.91	8.15	8.09	8.12
Net interest rate spread	2.65	2.55	2.44	2.36	2.36
Net interest margin	3.18	3.05	2.93	2.87	2.91
Operating expenses to average assets	2.58	3.01	2.05	2.33	2.23
Efficiency ratio (5)	81.76	98.88	71.13	80.37	74.13
Loan-to-deposit ratio	91.20	91.60	99.70	100.60	101.20

	For the Nine Months Ended September 30,
	2026	2025
Performance Ratios (Annualized):
Return on average assets (3)	0.25%	0.54%
Return on average tangible assets (3) (4)	0.25	0.56
Return on average stockholders’ equity (3)	2.26	4.29
Return on average tangible stockholders’ equity (3) (4)	3.14	6.28
Return on average tangible common equity (3) (4)	3.14	6.28
Net interest rate spread	2.56	2.36
Net interest margin	3.07	2.91
Operating expenses to average assets	2.58	2.12
Efficiency ratio (5)	84.51	70.64

(continued)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$158,057	$158,650	$142,962	$142,030	$143,708
Nest Egg AUA/M	502,243	503,818	469,586	485,606	463,906
Total AUA/M	660,300	662,468	612,548	627,636	607,614
Per Share Data:
Cash dividends per common share (6)	$0.20	$0.20	$0.20	$0.20	$0.20
Book value per common share at end of period (6)	24.32	24.50	28.98	28.97	28.81
Tangible book value per common share at end of period (4) (6)	18.08	18.19	19.86	19.79	19.52
Common shares outstanding at end of period (6)	98,507,991	98,416,195	57,600,069	57,390,569	57,388,603
Number of full-service customer facilities:	72	71	41	41	40
Quarterly Average Balances
Total securities	$5,145,177	$2,789,029	$2,282,663	$2,339,646	$1,990,917
Loans receivable, net	16,173,361	12,929,839	10,992,163	10,724,240	10,278,610
Total interest-earning assets	21,492,883	15,877,684	13,357,862	13,157,360	12,363,997
Total goodwill and intangibles	618,356	557,717	526,228	529,006	533,835
Total assets	23,307,757	17,277,025	14,550,698	14,337,776	13,551,194
Time deposits	3,798,395	2,990,624	2,372,824	2,270,671	2,105,734
Total deposits (including non-interest-bearing deposits)	17,758,436	13,328,742	11,076,407	11,122,681	10,263,523
Total borrowings	2,727,837	1,770,304	1,621,709	1,350,390	1,432,196
Total interest-bearing liabilities	17,594,770	12,991,485	10,966,327	10,717,860	9,975,062
Non-interest bearing deposits	2,891,503	2,107,561	1,731,789	1,755,211	1,720,657
Stockholders' equity	2,417,540	1,930,902	1,678,482	1,665,201	1,655,893
Tangible stockholders’ equity (4)	1,799,184	1,373,185	1,152,254	1,136,195	1,122,058

Quarterly Yields and Costs
Total securities	4.87%	4.21%	3.96%	4.10%	3.83%
Loans receivable, net	5.82	5.55	5.34	5.43	5.49
Total interest-earning assets	5.57	5.29	5.10	5.19	5.21
Time deposits	3.08	3.31	3.55	3.68	3.73
Total cost of deposits (including non-interest-bearing deposits)	2.17	2.06	1.97	2.13	2.06
Total borrowed funds	4.74	4.66	4.54	4.95	5.07
Total interest-bearing liabilities	2.92	2.74	2.66	2.83	2.85
Net interest spread	2.65	2.55	2.44	2.36	2.36
Net interest margin	3.18	3.05	2.93	2.87	2.91
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Other Items - Non-GAAP Reconciliation.”
(3)    Ratios for each period are based on net income available to common stockholders.
(4)    Tangible stockholders’ equity and tangible assets exclude goodwill and other intangibles. Tangible common equity (also referred to as “tangible book value”) excludes goodwill, intangibles and preferred equity. Refer to “Other Items - Non-GAAP Reconciliation.”
(5)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.
(6)    Shares include NVCE stock of 1,812,000 as of September 30, 2026 and June 30, 2026. Those shares are participating securities, and are presented on an as-converted common stock equivalent basis.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Core Earnings:
Net income available to common stockholders (GAAP)	$16,462	$(3,029)	$20,506	$13,093	$17,330
Adjustments to exclude the impact of non-recurring and non-core items:
Net loss (gain) on equity investments	10	347	354	(230)	7
Restructuring (release) charges	(49)	(71)	128	7,379	4,147
Credit risk transfer execution expense	—	—	—	1,283	—
FDIC special assessment release	—	—	—	—	(210)
Merger-related expenses	37,088	42,765	4,150	4,253	—
Income tax benefit on items	(6,586)	(9,467)	(806)	(2,254)	(926)
Core earnings (Non-GAAP)	$46,925	$30,545	$24,332	$23,524	$20,348
Income tax expense	$13,031	$496	$6,548	$3,754	$5,156
Provision for credit losses	4,268	4,002	2,738	3,700	4,092
Less: income tax benefit on non-core items	(6,586)	(9,467)	(806)	(2,254)	(926)
Core earnings PTPP (Non-GAAP)	$70,810	$44,510	$34,424	$33,232	$30,522
Core earnings diluted earnings per share	$0.48	$0.43	$0.43	$0.41	$0.36
Core earnings PTPP diluted earnings per share	$0.72	$0.63	$0.60	$0.58	$0.54

Core Ratios (Annualized):
Return on average assets	0.80%	0.71%	0.68%	0.65%	0.60%
Return on average tangible stockholders’ equity	10.35	8.92	8.56	8.21	7.19
Return on average tangible common equity	10.35	8.92	8.56	8.21	7.19
Efficiency ratio	61.75	66.20	66.76	68.19	70.30

	For the Nine Months Ended September 30,
	2026	2025
Core Earnings:
Net income available to common stockholders (GAAP)	$33,939	$54,035
Adjustments to exclude the impact of non-recurring and non-core items:
Net loss (gain) on equity investments	711	(686)
Restructuring charges	8	4,147
FDIC special assessment release	—	(210)
Merger related expenses	84,003	—
Income tax benefit on items	(16,859)	(762)
Loss on redemption of preferred stock	—	1,842
Core earnings (Non-GAAP)	$101,802	$58,366
Income tax expense	$20,075	$17,735
Provision for credit losses	11,008	12,471
Less: income tax benefit on non-core items	(16,859)	(762)
Core earnings PTPP (Non-GAAP)	$149,744	$89,334
Core diluted earnings per share	$1.35	$1.01
Core earnings PTPP diluted earnings per share	$1.99	$1.55

Core Ratios (Annualized):
Return on average assets	0.74%	0.58%
Return on average tangible stockholders’ equity	9.43	6.79
Return on average tangible common equity	9.43	6.79
Efficiency ratio	64.38	69.49

(continued)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Tangible Equity:
Total stockholders' equity	$2,395,971	$2,411,080	$1,669,368	$1,662,550	$1,653,427
Less:
Goodwill	530,846	529,836	517,481	517,481	523,308
Intangibles	84,491	90,613	8,198	9,046	9,934
Tangible stockholders' equity	1,780,634	1,790,631	1,143,689	1,136,023	1,120,185
Less:
Preferred stock	—	—	—	—	—
Tangible common equity	$1,780,634	$1,790,631	$1,143,689	$1,136,023	$1,120,185

Tangible Assets:
Total assets	$23,370,456	$23,270,010	$14,556,336	$14,564,317	$14,324,664
Less:
Goodwill	530,846	529,836	517,481	517,481	523,308
Intangibles	84,491	90,613	8,198	9,046	9,934
Tangible assets	$22,755,119	$22,649,561	$14,030,657	$14,037,790	$13,791,422

Tangible stockholders' equity to tangible assets	7.83%	7.91%	8.15%	8.09%	8.12%
Tangible common equity to tangible assets	7.83%	7.91%	8.15%	8.09%	8.12%

ACQUISITION DATE - FAIR VALUE BALANCE SHEET

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the acquisition date of Flushing, net of the total consideration paid (in thousands):

	At June 1, 2026
	Flushing Book Value	Purchase Accounting Adjustments	Estimated Fair Value
Total Purchase Price:			538,351
Assets Acquired:
Cash and cash equivalents	$308,470	$—	$308,470
Securities	1,560,808	(332)	1,560,476
Loans receivable, net of allowance for loan credit losses	5,221,067	(226,079)	4,994,988
Loans held-for-sale	1,309,849	(106,635)	1,203,214
Core deposit intangible	647	84,353	85,000
Other assets	457,057	76,557	533,614
Total assets acquired	8,857,898	(172,136)	8,685,762
Liabilities assumed:
Deposits	7,436,454	7,497	7,443,951
FHLB advances and other borrowings	406,241	(5,894)	400,347
Other liabilities	316,879	(401)	316,478
Total liabilities assumed	8,159,574	1,202	8,160,776
Net assets acquired	$698,324	$(173,338)	$524,986
Goodwill recorded in the merger			$13,365

The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates and uncertainties become available. As the Company finalizes its review of the acquired assets and liabilities, certain adjustments to the recorded carrying values may be required.